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LIST OF SUBSIDIARIES                                     EXHIBIT 21


         Following lists the subsidiaries of the registrant together with their wholly-owned subsidiaries and the state or jurisdiction of incorporation of each:

         NAME                                                                                  INCORPORATED

1)       First National Bank of Pennsylvania                                                   United States

           First National Building Corp.                                                       Pennsylvania

2)       Bucktail Bank and Trust Company                                                       Pennsylvania

3)       Reeves Bank                                                                           Pennsylvania

4)       First County Bank                                                                     Ohio

5)       The Metropolitan Savings Bank of Ohio                                                 Ohio

6)       Dollar Savings Association                                                            Pennsylvania

           DSA Serv Corp                                                                       Pennsylvania

             Aloma Holdings, Inc.                                                              Florida

7)       Regency Finance Company                                                               Pennsylvania

           Citizens Financial Services of New York, Inc.                                       New York

           Citizens Equity Corporation of New York, Inc.                                       New York

           Citizens Financial Services, Inc.                                                   Ohio

           Regency Investment Company, Inc.                                                    Delaware

8)       Penn-Ohio Life Insurance Company                                                      Arizona

9)       Mortgage Service Corporation                                                          Pennsylvania

10)      F.N.B. Building Corporation                                                           Pennsylvania



         Regency Finance Company conducts business under four names. Business is conducted at the fifteen offices in Butler, Clearfield, Crawford, Elk, Erie, Fayette, Lawrence, McKean, Mercer, Somerset and Warren counties in Pennsylvania and Chatauqua county in New York under the name of F.N.B. Consumer Discount Company. Business is conducted in the five offices in Columbiana, Mahoning, and Trumbull counties in Ohio under the name of Citizens Budget Company. Business is conducted in the twelve offices in Centre, Columbia, Lackawanna, Lehigh, Monroe, Montour, Northampton, Snyder, and Union counties in Pennsylvania under the name of Regency Consumer Discount Company. Business is conducted at the office in Hanover County, Pennsylvania under the name of Reliance Consumer Discount Company.

         The other subsidiaries conduct business under the names as shown above.